Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement Registration Statement of NexGel, Inc. (the “Company”) on Form S-1 Amendment No. 3 of our report dated March 31, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the audited financial statements of NexGel, Inc. for the years ended December 31, 2020 and 2019 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.

Dallas, Texas

December 10, 2021